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                                                                    EXHIBIT 99.1

                        Report of Independent Accountants

To the Board of Directors and Stockholder of Chase Manhattan Mortgage Corporation:


We have examined management's assertion about Chase Manhattan Mortgage Corporation's (the "Company") compliance with the minimum servicing standards ("standards") identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 1999 included in the accompanying management assertion (see Exhibit I). The Company performs loan subservicing functions for the residential loan servicing portfolio of Chase Mortgage Company. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the standards.

In our opinion, management's assertion that the Company complied with the aforementioned standards as of and for the year ended December 31, 1999 is fairly stated, in all material respects.


/s/ PricewaterhouseCoopers LLP

March 8, 2000


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                                                                    EXHIBIT 99.1

                                                                       Exhibit 1

                  Management's Assertion Concerning Compliance
                      with USAP Minimum Servicing Standards

March 8, 2000


As of and for the year ended December 31, 1999, Chase Manhattan Mortgage Corporation ("CMMC") and Chase Mortgage Company ("CMC") and their subsidiaries (collectively, the "Group") have complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Group had in effect fidelity bond and errors and omissions policy in the amounts of $250,000,000 and $25,000,000 respectively.

/s/ Thomas Jacob                           /s/ Lucy Gambino
-------------------------------------      -------------------------------------
Thomas Jacob                               Lucy Gambino
Chief Executive Officer                    Vice President of Risk Management


/s/ Glenn Mouridy
-------------------------------------
Glenn Mouridy
Executive Vice President and CFO